Exhibit 21.1

LIST OF SUBSIDIARIES

The direct and indirect subsidiaries of SunLink Health Systems, Inc. are listed below:

Name of Subsidiary
MedCare Services, Inc.
SunLink ScriptsRx, LLC
Crown Healthcare Investments, LLC (f/k/a MedCare South, LLC)
SunLink Pharmacy Management, LLC
HealthMont LLC
Dexter Hospital LLC
Southern Health Corporation of Houston, Inc.
Southern Health Corporation of Ellijay, Inc.
Southern Health Corporation of Dahlonega, Inc.
HealthMont of Georgia Inc.
HealthMont of Missouri, LLC
Carmichael’s Cashway Pharmacy, Inc.
Carmichael’s Nutritional Distributor, Inc.
CarMed Direct, Inc.
Breath of Life Home Health Equipment, Inc.
Southeastern Healthcare Alliance, Inc.
Central Alabama Medical Associates, LLC
Castlemark Properties, LLC
SunLink Healthcare Professional Property, LLC
Callaland, LLC
Mountain Drive Properties, LLC
Gold Rush Development, LLC